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                                                                  EXHIBIT 99




                                     [LOGO]

                               DOVE ENTERTAINMENT


FOR IMMEDIATE RELEASE
CONTACTS: Lee Ruthenberg
          DOVE AUDIO, INC.
          (310) 786-1600


                  DOVE AUDIO RECEIVES AN $800,000 BRIDGE LOAN;

LOS ANGELES, CA, November 1, 1996--Dove Audio, Inc. (NASDAQ; DOVE) today announced that it has received the net proceeds from a bridge loan which it has obtained in the amount of $800,000. The loan will be used for general working capital purposes in connection with the Company's expanded operations and is secured by a second lien on the Company's assets.

        The company announced it intends to repay the bridge loan from a portion of the net proceeds of a proposed a private placement of up to $3.5 million of its common stock. In the event the bridge loan is not so repaid by December 26, 1996, it is required to be amortized at the rate of $100,000 per month.

        There is no assurance that the terms of such private placement will not be modified or that it will be consummated.

Notices: This press release does not constitute the offer or sale of any securities described herein. Any such securities have not been registered under the Securities Act of 1933, as amended, or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Statements contained in this press release that are not historical statements (including but not limited to certain statements concerning the Company's future plans) constitute forward-looking statements which involve certain risks and uncertainties, which could cause actual results of actions to differ materially from those discussed above, including


            8955 BEVERLY BOULEVARD o LOS ANGELES, CALIFORNIA 90048 o
                      (310) 273-7722 o FAX (310) 777-7667

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but not limited to risks relating to the possibilities that the Company may abandon or be unable to consummate any of the proposed actions referred to above, or that such actions may be undertaken on different terms than those described above, as well as various risks relating to the Company's business, including those described from time to time in the Company's filings with the Securities and Exchange Commission.



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